Exhibit 99.1

ACM

Anton Collins Mitchell LLP

Accountants & Consultants

June 29, 2015

Kennecott Utah Copper Savings Plan for Represented Employees (the “Registrant”) has furnished us with a copy of its “Notification of Late Filing” on Form 12b-25 dated June 29, 2015 (the “Form”).

We are in agreement with the comments under Part III of the Form with respect to the reason why the Registrant’s annual report on Form 11-K for the fiscal year ended December 31, 2014 (the “2014 11-K”) will not be filed by June 29, 2015, the date by which the 2014 Form 11-K is required to be filed under applicable SEC rules.

/s/ Anton Collins Mitchell LLP